Exhibit 99.1

Viracta Therapeutics Secures $50 Million Credit Facility from Silicon Valley Bank and Oxford Finance

PR Newswire, San Diego, November 5, 2021 – Viracta Therapeutics, Inc. (Nasdaq: VIRX), a precision oncology company primarily focused on targeting virus-associated malignancies, today announced that the Company has entered into a loan and security agreement with Silicon Valley Bank (SVB) and Oxford Finance LLC (Oxford) for up to $50.0 million. In connection with the $50.0 million credit facility, the Company and SVB agreed to terminate the Company’s prior $15.0 million loan and security agreement and the existing $5.0 million debt balance was refinanced. Under this new $50.0 million credit facility, the remaining $45.0 million is available in two additional tranches of $20.0 million and $25.0 million. The Company is under no obligation to draw funds in the future.

“This expanded credit facility increases our financial strength and provides the Company with significant strategic and operational flexibility by securing access to a non-dilutive and immediately available financing option that carries an attractive single-digit cost of capital,” said Dan Chevallard, Chief Operating Officer and Chief Financial Officer at Viracta. “We appreciate SVB’s continued support, are pleased to welcome the Oxford team to Viracta, and believe broadening the relationship at this time offers external validation in addition to valuable access to capital that could potentially support our future prospects and corporate strategy.”

Michael White, National Head of Business Development and Managing Director for SVB’s Life Sciences and Healthcare Practice added, “We are excited to expand our already strong relationship with Viracta and partner with the Oxford team. We believe Viracta is well-positioned to advance towards multiple value-creating inflection points, with the initiations of its pivotal NAVAL-1 trial and its Phase 1b/2 solid tumor trial, as well as the progress of its preclinical pipeline.”

“Viracta’s platform technology has enabled broad applicability in a variety of EBV positive cancers and has the potential to create therapies for other virus-related cancers through its inducible, synthetic lethality approach,” said Christopher A. Herr, Senior Managing Director at Oxford. “Oxford is happy to enter this partnership with SVB and support Viracta’s focus on advancing new medicines for the treatment of virus-associated malignancies.”

About Silicon Valley Bank

For nearly 40 years, Silicon Valley Bank (SVB) has helped innovative companies and their investors move bold ideas forward, fast. SVB provides targeted financial services and expertise through its offices in innovation centers around the world. With commercial, international and private banking services, SVB helps address the unique needs of innovators. Learn more at svb.com.

About Oxford Finance LLC

Oxford Finance is a specialty finance firm providing senior secured loans to public and private life sciences and healthcare services companies worldwide. For over 20 years, Oxford has delivered flexible financing solutions to its clients, enabling these companies to maximize their equity by leveraging their assets. In recent years, Oxford has originated over $7 billion in loans, with lines of credit ranging from $5 million to $150 million. Oxford is headquartered in Alexandria, Va., with additional offices in San Diego, Calif.; Palo Alto, Calif.; and the greater Boston and New York City areas. For more information, visit oxfordfinance.com.

About Viracta Therapeutics, Inc.

Viracta is a precision oncology company targeting virus-associated malignancies. Viracta's proprietary investigational drug, nanatinostat, is currently being evaluated in combination with the antiviral agent

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valganciclovir as an oral combination therapy in two Phase 2 clinical trials for EBV-positive lymphoma and one Phase 1b/2 trial in patients with EBV+ nasopharyngeal carcinoma and other EBV+ solid tumors. Viracta is also pursuing the application of its inducible synthetic lethality approach in other virus-related cancers.

For additional information please visit www.viracta.com.

Forward-Looking Statements

This communication contains "forward-looking" statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitation, the statement regarding: the availability of future tranches; the effect of the credit facility on Viracta’s current and future financial position and flexibility; the external valuation as a result of the transaction; the ability of the funds to support future prospects and strategy; Viracta’s ability to advance to inflection points; the ability of Viracta’s technology to create therapies for other virus-related cancers through its inducible, synthetic lethality approach; and other statements that are not historical facts. Risks and uncertainties related to Viracta that may cause actual results to differ materially from those expressed or implied in any forward-looking statement include, but are not limited to: Viracta's ability to successfully enroll patients in and complete its ongoing and planned clinical trials; Viracta's plans to develop and commercialize its product candidates, including all oral combinations of nanatinostat and valganciclovir; the timing of initiation of Viracta's planned clinical trials; the timing of the availability of data from Viracta's clinical trials; previous preclinical and clinical results may not be predictive of future clinical results; the timing of any planned investigational new drug application or new drug application; Viracta's plans to research, develop and commercialize its current and future product candidates; the clinical utility, potential benefits and market acceptance of Viracta's product candidates; Viracta's ability to manufacture or supplying nanatinostat, valganciclovir and pembrolizumab for clinical testing; Viracta's ability to identify additional products or product candidates with significant commercial potential; developments and projections relating to Viracta's competitors and its industry; the impact of government laws and regulations; Viracta's ability to protect its intellectual property position; and Viracta's estimates regarding future expenses, capital requirements and need for additional financing in the future.

These risks and uncertainties may be amplified by the COVID-19 pandemic, which has caused significant economic uncertainty. If any of these risks materialize or underlying assumptions prove incorrect, actual results could differ materially from the results implied by these forward-looking statements. Additional risks and uncertainties that could cause actual outcomes and results to differ materially from those contemplated by the forward-looking statements are included under the caption "Risk Factors" and elsewhere in Viracta's reports and other documents that Viracta has filed, or will file, with the SEC from time to time and available at www.sec.gov.

The forward-looking statements included in this communication are made only as of the date hereof. Viracta assumes no obligation and does not intend to update these forward-looking statements, except as required by law or applicable regulation.

Investor Relations Contact:

Ashleigh Barreto

Head of Investor Relations & Corporate Communication

Viracta Therapeutics, Inc.

abarreto@viracta.com

SOURCE Viracta Therapeutics, Inc.

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